UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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OUTLOOK THERAPEUTICS, INC.

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Outlook Therapeutics, Inc.

Proxy Statement Supplement

March 10, 2020

Dear Outlook Stockholder:

Since the filing of our recent proxy statement, we have had the opportunity to interact with our stockholders and our advisors regarding the proposals in the proxy statement for our 2020 Annual Meeting of Stockholders.

Following this interaction, we have decided to amend and restate Proposal No. 2 to include additional supplemental background information regarding the proposed amendment of the Series A-1 Preferred. Accordingly, we are amending and restating Proposal 2 to include such additional supplemental background information, and such amended and restated information should be considered when deciding how to vote on Proposals 2 and 3.

In the context of such review, we also noticed an inadvertent transposition in the second sentence of the second full paragraph under the caption “BioLexis Pte. Ltd.—Conversion of Series A Convertible and Exchange for Series A-1 Preferred” in the “Transactions With Related Persons” section of the proxy statement. Such sentence is hereby amended and restated as follows: “…The Series A-1 Preferred has the same conversion and dividend features as the Series A Convertible (10% per annum, compounded quarterly, payable quarterly at our option in cash or in kind in additional shares of Series A-1 Convertible), but reflects an increased liquidation preference (110% to 550%) and increased redemption premium (120% to 600%) that provides BioLexis with similar liquidation preference and redemption premium for its aggregate Series A Convertible holdings before the conversion. Accordingly, there are no longer any shares of Series A Convertible outstanding...”

If you have already voted and do not wish to change your vote in light of these supplemental disclosures, you do not need to vote again. If you previously voted and wish to change your vote, for record holders, you may do so by telephone, Internet, or by submitting another properly completed proxy card. Beneficial owners should contact their brokers. Please refer to the proxy statement for additional information.

Thank you for your support.

/s/ Lawrence A. Kenyon

Lawrence A. Kenyon

President, CEO, CFO and Corporate Secretary

PROPOSAL 2

APPROVAL OF THE SERIES A-1 PREFERRED AMENDMENT PROPOSAL

The Board believes that approval of the amendment of the Certificate of Designation for our Series A-1 Preferred is in the best interests of Outlook Therapeutics, Inc. and our stockholders and has unanimously recommended that the proposed amendment be presented to our stockholders for approval.

Background

Original Issuance to BioLexis and Stockholder Approval

As described in “Transactions with Related Persons” under “BioLexis Private Placement,” our controlling stockholder BioLexis has made a number of investments in our company beginning in September 2017. Our stockholders approved the initial issuance, and conversion terms of, the convertible preferred stock originally acquired by BioLexis in 2017, and which was converted into common stock (in part) and the remainder exchanged for our Series A-1 Preferred in July 2018 (as described below).

Exchange for Series A-1 Preferred

In July 2018, we entered into an exchange agreement with BioLexis pursuant to which we exchanged the shares of Series A convertible preferred stock held by BioLexis for shares of newly created Series A-1 Preferred. The Series A-1 Preferred has the same conversion and dividend features as the Series A convertible preferred stock (10% per annum, compounded quarterly, payable quarterly at our option in cash or in kind in additional shares of Series A-1 Preferred), but reflects an increased redemption premium (120% to 600%) and increased liquidation preference (110% to 550%) that provide BioLexis with similar redemption premium and liquidation preference for its aggregate preferred stockholdings prior to converting to common stock and exchanging the remainder for Series A-1 Preferred. See “Transactions with Related Persons — BioLexis Private Placement — Conversion of Series A Convertible and Exchange for Series A-1 Preferred” for additional details.

There are currently 68,112 shares of Series A-1 Preferred outstanding, all of which are held by BioLexis, and which are convertible into approximately 1,287,178 shares of our common stock, and have a liquidation preference of  $37.5 million and a redemption premium of  $40.9 million.

Amendment of Conversion Rate

On January 27, 2020, we entered into an agreement with BioLexis whereby we agreed to seek stockholder approval of the Certificate of Amendment of the Certificate of Designation of the Series A-1 Preferred, included as Appendix A hereto, as required by Delaware law, and the issuance of shares of our common stock pursuant to such amended terms, as required by applicable Nasdaq rules, and BioLexis agreed to promptly convert its shares of Series A-1 Preferred pursuant to such amended terms, and in any event, within five business days of stockholder approval thereof. Accordingly, if stockholders approve this Proposal No. 3 and Proposal No. 4, BioLexis will convert its 68,112 shares of Series A-1 Preferred into 29,358,621 shares of our common stock, and we will no longer have any shares of Series A-1 Preferred issued and outstanding.

As proposed in the Certificate of Amendment of the Certificate of Designation of the Series A-1 Preferred, included as Appendix A hereto, the effective conversion rate will be increased from the current $18.89797 per share to $431.03447263 per share. If approved, this would result in 29,358,621 shares issuable upon conversion of the 68,112 shares of Series A-1 Preferred outstanding (rather than 1,287,178; or an effective conversion price of  $0.232 per share). The proposed terms also clarify that while the Series A-1 Preferred vote on an as-converted basis, they will use a conversion rate of  $111.982082867 per share, resulting in approximately 112 votes per share (or an effective rate of  $0.893 per share, the “Minimum Price” on January 27, 2020) in order to comply with applicable Nasdaq rules, an increase over the current approximately 19 votes per share.

Reason for the Amendment

For the past 15 months, we have been attempting raise sufficient capital to complete the development of ONS-5010, our sole product candidate in active development. While we have been successful in periodically raising small amounts of capital in the public equity markets, we have not been able to raise as much additional capital as we will require to complete development of ONS-5010 on terms that were acceptable to us as some investors have not been willing to invest in Outlook Therapeutics due to the royalty agreements in place with MTTR LLC, or MTTR, relating to ONS-5010, outstanding securities exercisable or convertible for shares of our common stock and/or the liquidation preference and redemption rights of our Series A-1 Preferred. As of December 31, 2019, we had a cash balance of $1.3 million and significant liabilities, including $7.6 million outstanding aggregate principal amount and accrued interest of senior secured notes that mature on December 31, 2020 and $3.6 million unsecured notes that were due on demand as of such date.

In light of our financial position and need to raise additional capital, in December 2019, we engaged an investment bank to assist us in raising capital and were informed by the bank that the terms of then outstanding warrants that had been issued in April 2019 made it challenging to raise sufficient additional capital on terms that were acceptable to us. As a result, we decided to expand the scope of our engagement with the investment bank to negotiate on our behalf with the holders of the April 2019 warrants to eliminate such warrants for common stock in a cashless exercise. As a result of this process, in late December 2019, we successfully negotiated an amendment of the warrants issued in April 2019 to reduce the effective exercise price to $0.232 per warrant and provide for their immediate cashless exercise. As a result, these warrants, which contained anti-dilution price protection, were exercised in full. BioLexis held some of these April 2019 warrants but was not a party to the negotiation of the amended terms, which were negotiated at arm’s length by certain of the other non-affiliate holders of the April 2019 warrants.

Also in December 2019, after the completion of the April 2019 warrant exercise, we began negotiations with MTTR, our strategic partner for the ONS-5010 program, to terminate the existing strategic partnership agreement and related royalty payment obligations in exchange for shares of our common stock. These negotiations continued for several weeks and we were ultimately successful in reaching an agreement on January 27, 2020 (see Proposal No. 4).

In late December, after completion of the April 2019 warrant exercise, representatives of BioLexis approached management about potential conversion of the Series A-1 Preferred. Following this discussion, management informed the Special Financing Committee (which was originally formed in April 2018 with plenary authority to review and approve financing transactions with BioLexis and is comprised of Kurt Hilzinger and Randy Thurman, the two independent members of the Board not affiliated with BioLexis) of the approach from BioLexis regarding possible conversion of the Series A-1 Preferred. The Special Financing Committee authorized management to further explore this opportunity given the challenges posed by our then-current capital structure and the associated challenges in raising additional capital.

In early January 2020, representatives of BioLexis, management, and a member of the Special Financing Committee of the Board, engaged in conversations regarding possible conversion of the Series A-1 Preferred into common stock. Representatives of BioLexis indicated that, in the event the royalty obligation to MTTR would be terminated in exchange for common stock, BioLexis would be willing to agree to convert the Series A-1 Preferred into common stock at the effective price used for the April 2019 warrant amendment, or $0.232, and relinquish the associated preferences. Management modeled out the proposal, including in the context of the proposal that MTTR terminate its royalty right in exchange for common stock, and the potential aggregate share issuances as a result of both proposals. Based on this diligence coupled with discussions with investors and the investment bank, the Special Financing Committee and management believed that such changes would provide additional benefits to our company by simplifying our capital structure, making us a more attractive investment and increasing the prospects of allowing us to raise additional outside capital to fund development of ONS-5010. On January 7, 2010, we notified Nasdaq of our intent to amend the Series A-1 Preferred.

Between January 7, 2020 and January 22, 2020, management met with potential new investors and, while the amendments to the April 2019 warrants were well received, investors again indicated that the MTTR royalty payments and the current terms of the Series A-1 Preferred made an investment in our company unattractive. Management updated a member of the Special Financing Committee regarding feedback from such discussions, and the impact of the MTTR royalty payments and the Series A-1 Preferred on the company’s capital raising opportunities. On January 14, 2020, our outside counsel, a representative of BioLexis and management met in person to discuss the Series A-1 Preferred proposal and the negotiations with MTTR. Following this meeting, our outside counsel finalized the proposed terms of the amendment agreement and form of Certificate of Amendment with BioLexis and its counsel in consultation with Nasdaq as to its requirements, and we continued to negotiate the termination of the MTTR strategic partnership agreement and consulting agreements with the four MTTR principals with MTTR, such individuals, and MTTR’s counsel.

On January 22, 2020, the Special Financing Committee held a meeting to review and discuss the proposed amendment of the Series A-1 Preferred. Our outside counsel and Lawrence A. Kenyon, our CEO, were also present at this meeting. It was noted during the meeting that eliminating the significant liquidation preference (or in the alternative, the even higher redemption premium payable in certain circumstances) would benefit our stockholders, but the most important issue was the anticipated positive effect on our ability to raise necessary capital, and the limited prospects to raise such needed capital without addressing the Series A-1 Preferred (given that we had already addressed other investor concerns about our capitalization structure and future prospects, namely the April 2019 warrants and were separately addressing the MTTR royalty for ONS-5010 under the strategic partnership agreement). The Special Financing Committee also considered that the proposed $0.232 effective conversion price for the Series A-1 Preferred was based on the amended exercise price of the April 2019 warrants, which was the result of an independent arm’s length negotiations with certain non-affiliate holders of such warrants. Following the discussion, on January 22, 2020, the Special Financing Committee approved the entry into the agreement to amend the Series A-1 Preferred. Once we had reached agreement with MTTR to eliminate its royalty right in exchange for equity (see Proposal No. 4), BioLexis agreed to amend its Series A-1 Preferred to eliminate its preferences in exchange for common stock on the terms approved on January 22, 2020.

We believe that the amendment of the Series A-1 Preferred to increase the conversion rate and voting rights is in the best interests of our company and our stockholders because BioLexis has agreed to promptly convert such shares into common stock pursuant to the amended terms. Following such conversion under the amended terms, we will no longer have any Series A-1 Preferred (or any preferred stock) issued and outstanding. We believe eliminating this senior preferred equity security, and its associated rights, preferences and privileges, including its $37.5 million liquidation preference (or in the alternative, the $40.9 million redemption premium that is payable in certain circumstances), will make an investment in our company more attractive to our current and potential future investors. On February 26, 2020, we announced the closing of an aggregate $10.2 million equity raise priced “at-the-market.” We believe the terms of such financing reflect the expectation that our stockholders will approve the MTTR share issuance (Proposal No. 4) and the Series A-1 Preferred amendment (Proposals No. 2 and No. 3), and that the MTTR royalty obligation will be terminated and the Series A-1 Preferred converted to common stock pursuant to the proposed amended terms.

The Series A-1 Preferred has provisions that limit our ability to pay dividends or take other actions in respect of our common stock, receives quarterly PIK dividends, has redemption rights and ranks senior to our common stockholders in terms of distributions and in the event of any liquidation of our company. Once converted into common stock, these preferred rights will terminate and such shares will have the same rights as our other common stockholders.

Consequences of Not Obtaining Stockholder Approval

If stockholders do not vote in favor of the Series A-1 Preferred Amendment Proposal, we will not be able to file the Certificate of Amendment of the Certificate of Designation, and the current terms of the Series A-1 Preferred will remain as is, and BioLexis will not be required to convert all of its outstanding shares of Series A-1 Preferred. The shares of Series A-1 Preferred will remain outstanding and convertible (and will vote in proportion thereto) in accordance with existing terms, and will also continue to have rights and preferences that are senior to our common stockholders, restrict our ability to pay dividends to our common stockholders, and have a $37.5 million liquidation preference (or in the alternative, a redemption premium equal to approximately $40.9 million that is payable in certain circumstances).

Vote Required

The affirmative vote of the holders of a majority of the outstanding voting shares (common stock and Series A-1 Preferred voting together as a single class) will be required to approve the Series A-1 Preferred Amendment. Approval of this Proposal No. 2 is not conditioned upon approval of Proposal No. 3.

The Board of Directors Recommends
A Vote “For” Proposal 2.